UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2010
Idera Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

167 Sidney Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Effective January 25, 2010, the Board of Directors of Idera Pharmaceuticals, Inc. (the “Company”) elected Malcolm MacCoss, Ph.D. to the Board of Directors as a Class II director. Dr. MacCoss’s term as a Class II director expires at the 2012 Annual Meeting of Stockholders. Dr. MacCoss, at this time, has not been named to any committees of the Board of Directors.
     In accordance with the Company’s director compensation program, Dr. MacCoss will receive an annual cash retainer of $35,000 for service on the Board of Directors, which is payable quarterly in arrears. The Company’s director compensation program includes a stock-for-fees policy, under which Dr. MacCoss has the right to elect, on a quarterly basis, to receive Common Stock in lieu of the cash fees. Dr. MacCoss has not elected to receive the Company’s Common Stock for fees at this time.
     In addition, under the Company’s director compensation program, upon his election to the Board of Directors, Dr. MacCoss was granted an option to purchase 16,000 shares of the Company’s Common Stock at an exercise price of $5.35 per share. Pursuant to the Company’s director compensation program, Dr. MacCoss will also receive an annual option grant to purchase 10,000 shares of the Company’s Common Stock on the date of the Company’s annual meeting of stockholders. All options granted to non-employee directors have an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and vest in equal quarterly installments over three years, subject to continued service as a director. These options automatically become exercisable in full upon the occurrence of a change in control of the Company.
     Dr. MacCoss was elected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. There was no arrangement or understanding between Dr. MacCoss and any other persons pursuant to which Dr. MacCoss was selected as a director and there are no related party transactions between Dr. MacCoss and the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: January 27, 2010	By:	/S/ Louis J. Arcudi, III
Louis J. Arcudi, III
Chief Financial Officer